Exhibit 4.59

English Translation for Reference Only

Sales Contract for Goods in the Group

(Contract No.: RSP13037)

Business Clauses

1. Both Parties of this Contract

	The Seller	The Buyer
Company Name:	CSUN Trading (HongKong) Co., Limited	China Sunergy Europe GmbH
Legal Representative:	Lu Tingxiu	Lu Tingxiu
Business Address	Flat 2, 19/F., Henan Building, 90-92 Jaffe RD, Wanchai, Hong Kong	Sonnenstr.2 80331 Munich, Germany
Tel./Fax:		86-25-58096523
Handled by:

2. Goods and Prices

Product Name	Specification	Quantity (PC)	Quantity (W)	Prices (Є/W)	Amount (Є)	Remarks
Polycrystalline silicon solar module	245W	7700	1886500.00	0.49	924385.00	ESP12087 Order for Spot Goods
Polycrystalline silicon solar module	250W	21000	5250000.00	0.49	2572500.00
Polycrystalline silicon solar module	255W	3500	892500.00	0.49	437325.00
Total:					3934210.00
Total amount: (Є)	RMB Three Million Nine Hundred and Thirty-four Thousand and Two Hundred and Ten Only

Remarks: The abovementioned price shall be subject to Incoterms 2000 Version: EXW Antwerp

The export goods shall have tray. The quality inspection department of the Seller provides the detection report on single piece of such batch of goods within three (3) days after shipment. The test report should be issued respectively based on the module tray when the test report is issued. Settlement per actual power.

3. Delivery Term and Place: July 2013, Antwerp warehouse

4. Terms of Payment for Goods: Paid by telegraphic transfer within ninety (90) days from the date of bill of lading.

5. Contract Attachment: General Terms of Sales Contract in the Group

The Seller: CSUN Trading (HongKong) Co., Limited	The Buyer: China Sunergy Europe GmbH

/s/ CSUN Trading (HongKong) Co., Limited (Company Seal)	/s/ China Sunergy Europe GmbH (Company Seal)

Date of Signing: